ASSET PURCHASE AGREEMENT


                                 BY AND AMONG

                    RECYCLING INDUSTRIES OF SOUTH CAROLINA, INC.
                              a Colorado corporation
                                   ("RISCI")

                                      AND

                          RECYCLING INDUSTRIES, INC.
                            a Colorado corporation
                                (THE "PARENT")
                                      AND

                      ADDLESTONE INTERNATIONAL CORPORATION
                             a Delaware corporation
                                     ("AIC")


                                       AND


                               NATHAN ADDLESTONE
                         President and Stockholder of AIC
                                 ("ADDLESTONE")



                                  APRIL 8, 1997
                               Table of Contents
                               -----------------


ARTICLE 1

DEFINITIONS                                                                -1-


ARTICLE 2

ACQUISITION OF AIC ASSETS                                                  -5-
     2.1     Purchase and Sale of the AIC Assets                           -5-
     2.2     Excluded Assets                                               -7-
     2.3     Assumed Contracts                                             -7-
     2.4     Assumption of Liabilities                                     -7-
     2.5     Collection of Accounts Receivable                             -7-

ARTICLE 3

PURCHASE PRICE AND CLOSING                                                 -8-
     3.1     Purchase Price for AIC Assets                                 -8-
     3.2     Determination of Unprocessed Inventory Value                  -8-
     3.3     Allocation of the Purchase Price                              -8-
     3.4     Closing of the Purchase                                       -9-

ARTICLE 4

REPRESENTATIONS OF AIC AND ADDLESTONE                                      -9-
     4.1     Due Organization and Qualification                            -9-
     4.2     Title to Property                                             -9-
     4.3     Authority of AIC; Consents                                   -10-
     4.4     Disclosed AIC Information; Absence of Changes                -11-
     4.5     No Tax Liens; No Waiver                                      -12-
     4.6     Compliance with Laws                                         -12-
     4.7     Permits                                                      -12-
     4.8     Litigation                                                   -12-
     4.9     Contracts and Other Agreements                               -13-
     4.10     Tangible Property                                           -13-
     4.11     Inventory                                                   -13-
     4.12     Intellectual Property                                       -14-
     4.13     Real Property                                               -14-
     4.14     Liabilities                                                 -14-
     4.15     Suppliers and Customers                                     -15-
     4.16     Employee Benefit Plans                                      -15-
     4.17     Curtailment of Operations                                   -15-
     4.18     Employee Relations                                          -15-
     4.19     Insurance                                                   -15-
     4.20     Relationships                                               -15-
     4.21     No Material Changes Prior to Closing Date                   -16-
     4.22     Broker's or Finder's Fees                                   -16-
     4.23     Employee Transition                                         -16-
     4.24     Environmental Matters                                       -16-
     4.25     OSHA                                                        -16-
     4.26     Disclosure                                                  -16-
     4.27     Best Efforts                                                -17-

ARTICLE 5

REPRESENTATIONS OF RISCI AND THE PARENT                                   -17-
     5.1     Due Incorporation and Qualification of RISCI                 -17-
     5.2     Due Incorporation and Qualification of the Parent            -17-
     5.3     Articles of Incorporation and Bylaws                         -17-
     5.4     Authority of RISCI and the Parent                            -17-
     5.5     Consideration Stock                                          -18-
     5.6     Broker's or Finder's Fees                                    -18-
     5.7     Disclosure                                                   -18-
     5.8     Best Efforts                                                 -19-

ARTICLE 6

REGULATORY COMPLIANCE                                                     -19-
     6.1     Bulk Sales Compliance                                        -19-
     6.2     Hart-Scott-Rodino Act                                        -19-
     6.3     The WARN Act                                                 -19-
     6.4     COBRA                                                        -19-

ARTICLE 7

COVENANTS TO BE PERFORMED PRIOR TO THE CLOSING                            -19-
     7.1     Environmental Studies                                        -19-
     7.2     Title Insurance                                              -20-
     7.3     Survey.                                                      -20-
     7.4     Assumed Contracts                                            -20-
     7.5     Harmonics Issue                                              -21-
     7.6     Conduct of Business                                          -21-
     7.7     Preservation of Business                                     -21-
     7.8     Notice of Events                                             -21-
     7.9     Examinations and Investigations                              -21-
     7.10     Review of Revised Schedules and Information                 -22-
     7.11     Retained Employees                                          -22-
     7.12     No Negotiation by AIC or Addlestone                         -22-

ARTICLE 8

CONDITIONS PRECEDENT TO THE OBLIGATION
OF RISCI AND THE PARENT TO CLOSE                                          -23-
     8.1     Representations, Warranties and Other Agreements             -23-
     8.2     Governmental Permits and Approvals                           -23-
     8.3     Third Party Consents                                         -23-
     8.4     Litigation                                                   -23-
     8.5     Real Property                                                -23-
     8.6     No Material Adverse Change                                   -24-
     8.7     Removal of Shredder Residue                                  -24-
     8.8     Transfer Documents                                           -24-
     8.9     Assignment of Contracts                                      -25-
     8.10     Release of Security Interest                                -25-
     8.11     Harmonics Issue                                             -25-
     8.12     Subscription Agreement                                      -25-
     8.14     Books and Records                                           -25-
     8.15     Copies of Business Records                                  -25-
     8.16     Resolutions                                                 -25-
     8.17     Certificates, Etc. of Addlestone and AIC                    -25-
     8.18     Financing                                                   -25-
     8.19     No Sales or Use Tax Due                                     -26-
     8.20     Payment of Accounts Payable                                 -26-
     8.21     Approval of Counsel to RISCI and the Parent                 -26-

ARTICLE 9

CONDITIONS PRECEDENT TO THE OBLIGATION OF AIC
AND ADDLESTONE TO CLOSE                                                   -26-
     9.1     Representations, Warranties and Other Agreements             -26-
     9.2     Governmental Permits and Approvals                           -26-
     9.3     Litigation                                                   -26-
     9.4     Financing                                                    -27-
     9.5     Resolutions                                                  -27-
     9.6     Designations of Consideration Stock                          -27-
     9.7     Release from Assumed Contracts                               -27-
     9.8     Legal Opinion                                                -27-
     9.9     Approval of Counsel to AIC and Addlestone                    -27-
     9.10     The Purchase Price                                          -27-

ARTICLE 10

ACTIONS TO BE TAKEN AT THE CLOSING                                        -27-
     10.1     Transfer Documents                                          -27-
     10.2     The Purchase Price                                          -28-
     10.3     Subscription Agreement                                      -28-
     10.4     Non-Competition Agreements                                  -28-
     10.5     Special Warranty Deed                                       -28-
     10.6     Contract Assumptions                                        -28-
     10.7     Closing Certificate of AIC                                  -28-
     10.8     Closing Certificate of Addlestone                           -28-
     10.10     Certificate Regarding Resolutions of AIC                   -28-
     10.11     Certificate Regarding Resolutions of Parent and RISCI      -28-
     10.12     Legal Opinion                                              -28-
     10.13     AIC Transition Agreement                                   -29-
     10.14     Real Property Closing                                      -29-
     10.15     Titles to Vehicles, Machinery and Equipment                -29-

ARTICLE 11

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION               -30-
     11.1     Survival of Representations and Warranties                  -30-
     11.2     Indemnity Agreements of AIC and Addlestone                  -30-
     11.3     Indemnity Agreement of RISCI and the Parent                 -31-
     11.4     Indemnification Procedure for Third Party Claims            -32-
      11.5     Good Faith Efforts to Settle Disputes                      -33-
     11.6     Fees and Expenses                                           -33-
     11.7     Notice of Claims                                            -33-
     11.8     Litigation Support                                          -33-

ARTICLE 12

TERMINATION OF AGREEMENT                                                  -34-
     12.1     Termination                                                 -34-
     12.2     Survival                                                    -35-
     12.3     Effect of Failure to Close.                                 -35-

ARTICLE 13

CERTAIN ADDITIONAL AGREEMENTS                                             -35-
     13.1     Public Statements; Confidentiality of Information           -35-
     13.2     Expenses                                                    -36-
     13.3     Waivers and Consents                                        -36-
     13.4     Notices                                                     -36-
     13.5     Further Assurances                                          -37-
     13.6     Retention of/Access to Business Records                     -37-
     13.7     Audit by RISCI and Parent                                   -38-
      13.8     Entire Agreement                                           -38-
     13.9     Construction                                                -38-
     13.10     Rights of Third Parties                                    -38-
     13.11     Headings                                                   -39-
     13.12     Governing Law                                              -39-
     13.13     Submission to Jurisdiction; Waivers                        -39-
     13.14     Parties in Interest                                        -39-
     13.15     Counterparts and Facsimile Signatures                      -39-
     13.16     Severability                                               -39-
     13.17     Corporate Authority                                        -39-
     13.18     Time of Essence                                            -39-
     13.19     Right to Store                                             -40-

LIST OF EXHIBITS     -42-

LIST OF SCHEDULES     -43-







                           ASSET PURCHASE AGREEMENT
                           ------------------------

     THIS AGREEMENT is made as of the 8th day of April, 1997, by and between RECYCLING INDUSTRIES OF SOUTH CAROLINA, INC., a Colorado corporation ("RISCI"), RECYCLING INDUSTRIES, INC., a Colorado corporation (the "Parent"), ADDLESTONE INTERNATIONAL CORPORATION, a Delaware corporation ("AIC"), Nathan Addlestone, President and Stockholder of AIC ("Addlestone"). There are numerous other defined terms which are capitalized in this Agreement, all of which are defined in the substantive provisions of this Agreement or in Article 1, below.

                                  WITNESSETH:
                                  -----------

     WHEREAS, RISCI is a wholly-owned subsidiary of the Parent; and

     WHEREAS, RISCI desires to acquire substantially all of the assets, excluding the Excluded Assets (as such term is hereafter defined), used in the ferrous and nonferrous metal recycling business conducted by AIC at its facility located in Georgetown, South Carolina and those hereafter identified administrative office assets used in connection with the operation of AIC's Georgetown facility and Addlestone Recycling Corporation's Metter, Georgia facility, but excluding the Excluded Assets (collectively the "AIC Assets"); and
     WHEREAS, AIC desires to sell the AIC Assets; and

     WHEREAS, the Parent has a vested interest in the transactions referred to herein and is a Party to this Agreement, amongst other things, in order to tender the Consideration Stock referred to herein;

     WHEREAS, Addlestone has a vested interest in the transactions referred to herein and is a Party to this Agreement in order to make certain representations and warranties and to accept certain obligations set forth herein.

     NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS
                                  -----------

     Unless otherwise defined in the substantive provisions of this Agreement, the following terms will have the meanings ascribed to them in this Article 1.

     1.1     "Acquisition" means the acquisition of the AIC Assets from AIC.

     1.2     "AIC Payables" has the meaning set forth in Section 0, below.

     1.3 "AIC Offices" means the administrative offices of AIC located at 284 Meeting Street, Charleston, South Carolina.

     1.4 "AIC Receivables" means receivables owing to AIC by any person or entity whomsoever, including but not limited to accounts receivable and notes receivable.

     1.5 "Assumed Contracts" means those contracts, leases and agreements related to the Business and specifically assumed by RISCI on the Closing Date, copies of which are listed and attached hereto as Schedule 0.

     1.6 "Business" means the business and business operations as conducted by AIC on March 20, 1997, and subsequent thereto, as a going concern.

     1.7     "Closing" has the meaning set forth in Section 0, below.

     1.8     "Closing Date" has the meaning set forth in Section 0, below.

     1.9 "Closing Documents" means the other agreements required to be executed and delivered under this Agreement.

     1.10     "Closing Notification" has the meaning set forth in 0, below.

     1.11 "Environmental Law or Laws" means any and all federal, state, local or municipal laws, rules, orders, regulations, statutes, treaties, ordinances, codes, decrees, or requirements of any governmental authority regulating, relating to or imposing liability or standards of conduct concerning environmental protection, health or safety matters, including all requirements pertaining to reporting, licensing, permitting, investigation, removal or remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials, chemical substances, pollutants or contaminants or relating to the manufacture, generation, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials, chemical substances, pollutants or contaminants, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Toxic Substance Control Act ("TSCA"), the Resource Conservation and Recovery Act ("RCRA"), the Clean Air Act ("CAA"), and the Clean Water Act ("CWA"), all as may have been amended.

     1.12 "Environmental Liabilities" means any and all liabilities for the violation of, or remediation under, any Environmental Laws.

     1.13 "GAAP" means generally accepted accounting principles consistently applied in the United States.

     1.14 "Hazardous Materials" means any substance (a) the presence of which is at, on, over, beneath, in or upon any real or personal property, building, structure, container of any nature or description, subsurface strata, ambient air or ambient water (including surface and groundwater) or requires investigation, removal or remediation under any Environmental Law or common law, (b) which is or becomes defined as a "hazardous substance," "hazardous material," "hazardous waste", "pollutant" or "contaminant" under any Environmental Law, and/or (c) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is or becomes regulated by any governmental authority under any Environmental Law,
(d) the presence of which causes or threatens to cause a nuisance or trespass upon real property or to adjacent properties or poses or threatens to pose a hazard to the environment, and/or to the health or safety of persons on or about any real property, and/or (e) which contains urea-formaldehyde, polychlorinated biphenyls, asbestos or asbestos containing materials, radon, petroleum and petroleum products.

     1.15     "Intellectual Property" has the meaning set forth in Section 0.

     1.16 "Inventory Date" shall have the meaning set forth in Section 0 below.

     1.17     "IRC" means the Internal Revenue Code of 1986, as amended.

     1.18 "Knowledge" means actual knowledge without independent investigation.

     1.19 "Lender" means RISCI's and the Parent's primary lender or equity participant relating to the Transaction.

     1.20 "Liability or Liabilities" means direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, asserted or unasserted, fixed or unfixed, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise which affects or could affect the AIC Assets or the Business, including any liability for Taxes.

     1.21 "Ordinary Course of Business" or "Ordinary Course" means the ordinary course of business consistent with past custom and practice of AIC (including with respect to quantity and frequency).

     1.22 "Owned Facilities" means the real property and associated fixtures owned by AIC as specifically described on Schedule 0.

     1.23 "Parent Common Stock" means the common stock, $.001 par value pershare, of Recycling Industries, Inc., a Colorado corporation.

     1.24 "Parent Series E Convertible Preferred Stock" means the Convertible Preferred Stock of Parent described in the Designation of Series "E" Convertible Preferred Stock attached hereto as Exhibit A.

     1.25 "Permits" means all licenses, permits, orders and approvals of any federal, state or local governmental or regulatory bodies that are material to or necessary for the conduct of the Business.

     1.26 "Person" means any individual, corporation, partnership, limited liability company, joint venture, trust, association, unincorporated organization, agency, other entity or groups of entities, or governmental body.

     1.27 "Processed Inventory" means all ferrous and non-ferrous Inventory that has been processed by AIC as of the Closing Date and is ready for shipment to AIC's customers.

     1.28 "Review Period" means the 30 business days after execution of this Agreement by all of the Parties. During the Review Period, RISCI and Parent shall have the right to review such schedules, documents and/or exhibits and request additional documentation as needed to clarify, investigate or determine the nature of any item disclosed which, in the opinion of the RISCI, the Parent or their counsel or accountants could have a material adverse affect on the operations of RISCI, the Parent, or AIC ("Adverse Items").

     1.29 "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge, claim, or other lien, other than: (a) mechanic's, materialman's and similar liens; (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings; (c) liens arising under worker's compensation, unemployment insurance, social security, retirement and similar legislation; (d) liens arising in connection with sales of foreign receivables; (e) liens on goods in transit incurred pursuant to documentary letters of credit; (f) purchase money liens and liens securing rental payments under capital lease arrangements; and
(g) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

     1.30 "Shredder Residue" means the by-product generated from the operation of a shredder which may or may not contain Hazardous Materials.

     1.31 "Tangible Property" shall include the property described in Sections 0, 0, 0, and 0, below.

     1.32 "Tax" means any federal, state, local or foreign income, gross receipts, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum, estimated, net worth, self-employment, Medicaid, or other tax, including any interest, penalty or addition thereto, whether disputed or not.

     1.33 "Transaction" means the transactions contemplated by this Agreement and the Closing Documents.

     1.34 "Unprocessed Inventory" means: (i) all scrap ferrous metal comprised of obsolete, discarded or abandoned machinery, appliances, equipment, automobiles or other by-products to be processed by AIC for resale; and (ii) scrap non-ferrous metal comprised of non-magnetic alloys of copper, brass, aluminum and other related metals to be processed by AIC for resale.
Unprocessed Inventory does not include any ferrous or non-ferrous materials contained in Shredder Residue or the other residual materials resulting from AIC's operations or contained within dirt or other non-processable medium within the Owned Facility.

     1.35     "1934 Act" means the Securities Exchange Act of 1934, as amended.


                                        ARTICLE 2

                           ACQUISITION OF AIC ASSETS
                           -------------------------

     2.1 Purchase and Sale of the AIC Assets. At the Closing and subject to the terms and conditions stated herein, AIC agrees to sell, assign, convey and transfer to RISCI, and RISCI agrees to purchase from AIC, the AIC Assets together with all of the properties, rights and goodwill associated therewith of every kind and description, tangible and intangible, personal or mixed, as hereinafter more particularly described, with the exception of the Excluded Assets, as hereinafter defined. Without limitation, the AIC Assets shall include all of the items enumerated in subparagraphs (a) through (m) below, but excepting the Excluded Assets:

          (a) The Owned Facilities, including all buildings situated thereon and all improvements and including all rights in easements, driveways and signs, as legally described on Schedule 0.

          (b) All vehicles, machinery and equipment, tools, furniture, leasehold improvements, fixtures, vehicles, dies, jigs, and supplies, or any related capitalized items and other tangible property which are both (i) owned by AIC and (ii) either (x) located at the Owned Facilities or (y) used by the Business as of the date of this Agreement, whether at the Owned Facilities, over the road or at any other location, all as described on Schedule 0, provided that digs, jigs, supplies, tools and spare parts are not listed on Schedule 0 but excluding (i) any of the foregoing located at the AIC Offices except for those specific assets listed on Schedule 0 and (ii) all books, records, files and shelving now located on the second floor of the building located at the Owned Facility.

          (c) Schedule 0 sets forth all of the intellectual property, proprietary and business information of AIC relating to the Business, including, all of AIC's right, title and interest in and to (collectively the "Intellectual Property"):

               (1) the non-exclusive use of the name "Addlestone International" and any variations thereof, but only for a period of six months after the Closing;

               (2) all transferable Permits and telephone numbers used by AIC to the extent the same are transferable by AIC;

               (3) the non-exclusive right to all inventions, discoveries, trade secrets, designs, prototypes, formulas and know-how relating to the Business;

               (4) all patents (whether issued or pending), copyrights, trademarks, tradenames (but excluding rights to the name "Addlestone International Corporation" except as provided in Section 0; and

               (5) copies of all business, financial and tax records relating to the Business, including copies of all sales data, pricing and cost information, customer and supplier lists, credit records, sales literature and business and marketing plans relating to the Business, provided that AIC will not be required to make copies except as provided in Section Error! Reference source not found..

          (d) Those specific assets relating to the operation of the Business and AIC located at the AIC Offices and listed on Schedule 0.

          (e) Copies of all computer documentation, computer files, computer disks, computer tapes and all information stored on computer media (whether written, optical, or magnetic) used in connection with the operation of the Business and stored at the Owned Facilities or used at the AIC Offices in connection with the operation of the Business.

          (f) All accounting and other computer software relating to the Business owned by AIC, including information interfaced with those systems, as maintained by AIC at the Owned Facilities or the AIC Offices, all of which are listed on Schedule 0, provided, however, that AIC shall not warrant title to any software;

          (g) All rights to customer and supplier lists, signs, advertising, catalogues and brochures relating to the Business.

          (h) All rights of AIC under the contracts relating to the Business to which AIC is a party, which are listed on Schedule 0, except for contracts for the sale of Processed Inventory.

          (i) All rights of AIC under open orders to purchase raw materials or services in accordance with the Business' normal operating procedures.

          (j) All rights of AIC as lessee under leases of personal property relating to the Business, all of which are listed on Schedule 0.

          (k) All purchase orders, back orders, open orders or contracts from customers, including the backlog and parts manufactured for or assigned to AIC but not including any contracts for the sale of Processed Inventory.

          (l) All goodwill and other general intangibles related to the AIC Assets.

          (m) All other assets of any nature useful and/or beneficial to the Business and located at the Owned Facilities whether owned or leased by AIC unless specifically described in Section 0 or on Schedule 0 as an Excluded Asset.

     AIC's sale, conveyance, assignment and transfer of the AIC Assets shall be free and clear of all liens, encumbrances, liabilities or obligations, except for any statutory liens for ad valorem taxes for the current year.

     2.2 Excluded Assets. On the Closing Date, RISCI shall not purchase the cash, cash equivalents, Processed Inventory, AIC Receivables, prepaid items, books and records, or the other assets of AIC on the Closing Date as set forth on Schedule 0 (the "Excluded Assets").

     2.3 Assumed Contracts. RISCI shall assumes the obligations of AIC only for those contracts set forth on Schedule 0.

     2.4 Assumption of Liabilities. RISCI shall not assume any Liabilities or Environmental Liabilities of AIC arising on or before the Closing or with respect to any action, event or occurrence of any party on or prior to the Closing, provided, however, that ad-valorem taxes on the AIC Assets not yet due and payable shall be pro-rated at Closing based on the preceding year's actual ad-valorem taxes paid and RISCI shall assume its pro-rata share of such taxes.

     2.5     Collection of Accounts Receivable.

          (a) AIC will continue to collect AIC Receivables. If RISCI receives payment on any of the AIC Receivable, RISCI shall forthwith forward the same to AIC.

          (b) AIC shall have the right, during the normal business hours of RISCI, to review records of RISCI solely to determine compliance with the provisions of Section 0.
          (c) If AIC receives payment of any receivables relating to the Business for materials which are the property of RISCI and which are shipped after the Closing, then AIC shall forthwith forward the same to RISCI.

          (d)     The provisions of this Section 0  shall survive Closing.


                                  ARTICLE 3

                               PURCHASE PRICE AND CLOSING
                               --------------------------

     3.1     Purchase Price for AIC Assets
             -----------------------------


             (a) Subject to Section 0 below, RISCI shall pay the total amount of $6,000,000 plus an amount equal to the value of AIC's Unprocessed Inventory, as determined in accordance with Section 0, below (the "Purchase Price") to AIC for the purchase of the AIC Assets. The Purchase Price shall be payable as follows:

                     (1) $5,500,000, plus an amount equal to the value of AIC's Unprocessed Inventory, as determined in accordance with Section 0, below, in immediately available funds at Closing (the "Cash Consideration");

                     (2) $500,000 of Parent Series E Convertible Preferred Stock delivered on the Closing Date (as defined in Section 0 hereof) pursuant to the terms of a customary subscription agreement (the "Subscription Agree-ment") containing mandatory registration rights for the Parent Common Stock issuable upon conversion of the Parent Series E Convertible Preferred Stock to be registered (the "Consideration Stock"). The form of Subscription Agreement is attached hereto as Exhibit B.

     3.2     Determination of Unprocessed Inventory Value
             --------------------------------------------

             (a) The quantities of all Unprocessed Inventory shall be determined as of the close of business of AIC on a day not more than three business days prior to the scheduled Closing Date (the "Inventory Date").
In conjunction with the determination of the quantities of Unprocessed Inventory, RISCI and its representatives shall be entitled to participate in determining the physical inventory thereof as well as to inspect all work papers, schedules and other supporting materials.

             (b) The Purchase Price of the Unprocessed Inventory shall be based on AIC's average cost for the ten business days preceding the Inventory Date, exclusive of any purchases from related or affiliated persons or enti-ties.

     3.3     Allocation of the Purchase Price
             --------------------------------

             (a) The Purchase Price, exclusive of the value of the Unpro-cessed Inventory as determined in accordance with Section 0, above, shall be allocated among the AIC Assets as set forth on Schedule 0.

             (b) The parties agree that they will not take any tax or other position inconsistent with any allocation of the Purchase Price set forth on
Schedule 0.

             (c) RISCI and AIC each covenant with the other that it will promptly give written notice to the other of any inquiry or challenge of such allocation by any federal, state or local tax authority.

     3.4 Closing of the Purchase. The closing of the Transaction (the "Closing") shall take place at the offices of NationsBank, Charleston, South Carolina, or at such other place in Charleston, South Carolina as selected by the Lender, in its sole and absolute discretion, on the date and at the time set forth in the Closing Notification, which shall be a Monday, given by RISCI in accordance with this section (the "Closing Date"). The Closing Date shall be no later than June 30, 1997, provided, however, the Closing Date shall be automatically extended to provide for RISCI and Parent's review pursuant to Sections 0 and 0. RISCI shall give written notice to AIC that RISCI intends to consummate the Transaction on a date which is at least 15 days following the date of such notice (the "Closing Notification"); provided, however, that AIC, in its sole discretion, may waive the requirement of the Closing Notification.


                                     ARTICLE 4

                        REPRESENTATIONS OF AIC AND ADDLESTONE
                          -------------------------------------

As an inducement to RISCI and the Parent to enter into this Agreement and to complete the Transaction, and with the knowledge that RISCI and the Parent will rely thereon, AIC and Addlestone, jointly and severally, represent and warrant to RISCI and the Parent that all of the representations and warranties in this Article 4 are true, correct and complete as of the date of this Agree-ment and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 4), except as set forth in the Schedules to be attached to this Agreement which may be revised by AIC at any time or times prior to Closing and which Schedules, as the same may be so revised, will be initialed by the Parties at the Closing.

     4.1     Due Organization and Qualification.

             (a) AIC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and lawful authority to carry on its business as now being conducted.

             (b) AIC is duly qualified or otherwise authorized to transact business in South Carolina, being the only jurisdiction in which the nature of the business conducted or the character or location of the properties owned makes such qualification necessary.

     4.2 Title to Property. AIC has good, valid and marketable title to all real and personal property included in the AIC Assets (tangible and intangible), in each case subject to no Security Interest, option, right of first refusal, or other restriction of any kind or character, subject, however, to (i) the title exceptions disclosed by the title commitment and the survey as described in Sections 0 and 0; and (ii) a security interest in favor of NationsBank of South Carolina, N.A. as described in Schedule 0.

     4.3 Authority of AIC; Consents. (a) AIC has full power and authority to execute and deliver this Agreement and the Closing Documents and to carry out the Transaction; and AIC has taken all requisite corporate, partnership, or other action to authorize the execution, delivery and performance of the Closing Documents.

             (b) This Agreement and the Closing Documents are valid and binding agreements of AIC enforceable in accordance with their terms.

             (c) Except as set forth in the Schedules to this Agreement or any document supplied by AIC and Addlestone to RISCI and Parent, no consent, authorization or approval of, or declaration, filing or registration with, any governmental or regulatory authority or any consent, authorization or approval of any other third party is required to enable AIC to enter into and perform its obligations under this Agreement and the Closing Documents, and neither the execution and delivery of this Agreement and the Closing Documents nor the consummation of the Transaction thereby will:

                     (1) Be in violation of the Certificate of Incorporation, Bylaws or other organizational document of AIC, or constitute a breach of any evidence of indebtedness or agreement to which AIC is a party;

                     (2) Cause a default under any mortgage or deed of trust or other lien, charge or encumbrance to which any of the AIC Assets is subject or under any contract to which it is a party, or permit the termination of any such contract by another person;

                     (3) Result in the creation or imposition of any Security Interest upon any of the AIC Assets under any agreement or commitment to which AIC or the AIC Assets are bound;

                     (4) Conflict with or result in the breach of any writ, injunction or decree of any court or governmental instrumentality;

                     (5) To the Knowledge of AIC and Addlestone, violate any statute, law or regulation of any jurisdiction as such statute, law or regulation related to the AIC Assets; or

                     (6) To the Knowledge of AIC and Addlestone, violate or cause any revocation of, or limitation on, any Permit.

     4.4 Disclosed AIC Information; Absence of Changes. (a) AIC has furnished, or will prior to April 30, 1997 (or such later date as hereafter set forth) furnish, RISCI and the Parent the following financial information, Schedules, and other disclosures:

                     (1) A copy of the unaudited financial statements for AIC for its fiscal years ended December 31, 1994, 1995 and 1996, and a description of its material assets (including any real property, equipment, and other assets owned as of the end of each fiscal year). Further, AIC will promptly furnish to RISCI any interim financial statements for any months in 1997 after the same become available;

                     (2) Copies of AIC's tax returns for its tax years ended in 1993, 1994, and 1995;

                     (3)     Copies of all of AIC's Permits;

                     (4)     All schedules referred to in this Agreement.

     AIC will update such information to the Closing Date (such information being collectively referred to in this Section 0 as the "Disclosed AIC Information").

             (b) The Disclosed AIC Information, including the footnotes thereto, present fairly, in all material respects, the financial and operational condition of the Business, the AIC Assets, and AIC at the dates thereof and reflect all material claims against, and all material debts and liabilities of AIC, fixed or contingent, as at the dates thereof, and the statements of income and retained earnings which are a part of the Disclosed AIC Information present fairly, in all material respects, the results of the operations of AIC and the changes in its financial position for the periods indicated except as otherwise disclosed in this Agreement and the Exhibits and Schedules hereto. The financial statements which are included within the Disclosed AIC Information have been prepared substantially in accordance with GAAP, except that as to any interim financial statements, the customary year-end adjusting entries may not have been made.

             (c) Since December 31, 1996, there has been (1) no material adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations of the Business, whether as a result of any legislative or regulatory change, revocation of any Permits, fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation or act of God or other public force or otherwise; and
(2) no change in the assets or liabilities, or in the Business or condition, financial or otherwise, or in the results of operations, or any loss of customers or prospects of AIC, except in the Ordinary Course of Business which have not, in the aggregate or individually, been materially adverse.

             (d) AIC, during the pendency of this Agreement will operate the Business only in the Ordinary Course.

             (e) AIC will provide prompt notice to RISCI of any material change (including but not limited to the institution of legal proceedings by or against AIC.

     4.5     No Tax Liens; No Waiver.  Except as set forth on Schedule 0:

             (a) None of the AIC Assets are subject to any lien in favor of the United States pursuant to the IRC for nonpayment of federal taxes, or any lien in favor of any state under any comparable provision of state law, under which transferee liability might be imposed upon RISCI as purchaser under the IRC or any comparable provision of state or local law, except for ad-valorem taxes which are not yet due and payable.

             (b) AIC has not waived any statute of limitations with respect to the assertion of any liability under any federal, state, or local tax law.

             (c) AIC is not in default under, nor has it failed to pay, any Tax liability to any federal, state, or local authority, and no audit or other review by any such authority is pending, or, to the Knowledge of AIC and Addlestone, contemplated.

     4.6 Compliance with Laws. Except as set forth on Schedule 0, (a) neither AIC nor any of Addlestone is in violation or has violated any applicable order, judgment, injunction, award or decree relating to the AIC Assets. To the Knowledge of AIC and Addlestone, except as otherwise disclosed in the Environmental Studies, neither AIC nor Addlestone has violated or is in violation of any federal, state, local or foreign law, ordinance or regulation or any other requirement of any governmental or regulatory body, court or arbitrator applicable to the AIC Assets.

             (b) Without limiting the generality of the foregoing (1) the buildings included in the Owned Facilities do not encroach on the property of others, (2) except as otherwise disclosed in the Environmental Studies, to the Knowledge of AIC and Addlestone there is not pending or threatened any notification of any governmental authority that AIC is not in compliance with applicable laws and regulations respecting employment and employment practices, occupational safety and health laws and regulations, and Environmental Laws, and neither AIC nor Addlestone has Knowledge of any basis therefor, and (3) neither AIC nor Addlestone has received any such notification of past violations of such laws or regulations.

     4.7 Permits. To the Knowledge of AIC and Addlestone, Schedule 0 lists all Permits required by any governmental entity related to the Business or operations of AIC. Except as described on Schedule 0, AIC validly holds all Permits and all Permits are in full force and effect and no proceeding to revoke or limit any of such Permits is pending or, to the Knowledge of AIC or Addlestone, threatened.

     4.8 Litigation. Except as set forth on Schedule 0, there are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against or involving the AIC Assets or the Business. Except as set forth on Schedule 0, there are no actions, suits or claims against AIC or Addlestone, or, to the Knowledge of AIC or Addlestone, investigations (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending or, to the Knowledge of AIC or Addlestone, threatened against or involving the AIC Assets or the Business, nor to the Knowledge of AIC or Addlestone, is there any basis therefor. Responsibility for any litigation involving the AIC Assets or the Business pending or arising from acts that occurred prior to the Closing and the satisfaction of judgments (including related costs and fees) shall remain with AIC and Addlestone.

     4.9     Contracts and Other Agreements.  Except as set forth on Schedule 0

             (a) Except for the Assumed Contracts or the contracts, leases, and other agreements which will be repaid or canceled at or prior to the Closing, AIC is not a party to any (1) contract for the employment of any officer or individual employee, (2) contract with any union, (3) bank loan or other credit agreement, (4) bonus, deferred compensation, profit sharing, pension or retirement arrangement, (5) lease for real or personal property, (6) partnership or joint venture agreement, or (7) other material contract, agreement or commitment except for contracts to sell Processed Inventory.

             (b) All of the contracts, leases and other agreements which constitute a part of the Assumed Contracts are valid and binding upon AIC in accordance with their terms, and AIC is not in default nor has it received any notice of default under, or with respect to, any such contracts, leases, or other agreements.

             (c) No approval or consent of any Person is needed in order that the contracts, leases, and other agreements which constitute a part of the Assumed Contracts will continue in full force and effect following the completion of the Transaction. AIC is not in the process of negotiating or entering into any contracts, leases, or other agreements described in this
Section 0.

     4.10 Tangible Property. Except as set forth on Schedule 0, all Tangible Property is reflected in the Disclosed AIC Information and to the extent such Tangible Property was being used in the Business at March 20, 1997, or thereafter, is in good operating condition and repair, subject only to normal wear and tear. Except as set forth on Schedule 0, neither AIC nor Addlestone has received notice that any of the Tangible Property is in violation of any existing law or any building, zoning, health, safety or other ordinance, code or regulation.

     4.11 Inventory. The piles of Unprocessed Inventory observed and measured on the Inventory Date are located on level ground and are comprised solely, throughout the pile, of the quality and grade of material visible on the outer surface of the pile.

     4.12    Intellectual Property.  Except as set forth on Schedule 0:

             (a) All Intellectual Property is owned outright by AIC, free and clear of any Security Interest and there exist no obligations with respect to any Intellectual Property requiring AIC to make any payment in respect of its use or otherwise. AIC has never agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to the Intellectual Property.

             (b) AIC and Addlestone are not aware of any patent, invention, trade secret, trademark, service mark, trade name or copyright of any other Person that is infringed by AIC, nor do they have notice of any infringement claim of any other Person relating to any of the Intellectual Property or any process or confidential information of AIC, and neither AIC nor Addlestone know of any basis for any such charge or claim.

     4.13 Real Property. To the best of AIC's and Addlestone's Knowledge, except as set forth on Schedule 0, the Owned Facilities include all real property included in the AIC Assets. To the best of AIC's and Addlestone's Knowledge, except as set forth on Schedule 0, with respect to each parcel of owned real property included within the Owned Facilities:

             (a) Except as otherwise disclosed herein or in the Environmental Studies, the Owned Facilities have received all approvals of governmental authorities (including licenses and permits) required in connection with the ownership or operation thereof and have been operated and maintained in accordance with applicable laws, rules and regulations.

             (b) There are no leases, subleases, licenses, easements, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the Owned Facilities.

             (c) There are no outstanding options or rights of first refusal to purchase the Owned Facilities or any portion thereof or interest therein.

             (d) There are no parties other than AIC in possession of the Owned Facilities or any portion thereof.

             (e) The Owned Facilities are supplied with utilities and other services necessary for their operation, including electricity, water, telephone, and sewage disposal, all of which services are, to the Knowledge of AIC and Addlestone, adequate in accordance with all applicable laws, ordinances, rules, and regulations and are provided ingress and egress via public roads or via permanent, irrevocable, appurtenant easements benefiting the Owned Facilities.

     4.14 Liabilities. Except as otherwise set forth in this Agreement or any Schedule hereto, to the best of the Knowledge of AIC and Addlestone, the Business has no Liabilities other than (a) Liabilities fully and adequately reflected or reserved against in the Disclosed AIC Information and (b) Liabilities incurred since December 31, 1996, in the Ordinary Course of Business.

     4.15 Suppliers and Customers. Schedule 0 sets forth a list of (1) any supplier from whom AIC annually purchases $5,000 or more, and (2) any customer whose annual purchases from the Business are $25,000 or more. All purchase orders and customer contracts were issued by AIC in the Ordinary Course of Business. Except as set forth on Schedule 0, there are no agreements or understandings with any customers or the vendors to AIC as to adjustments in pricing or cost which would reduce the profit margin of any existing or contemplated contract or other relationship.

     4.16 Employee Benefit Plans. AIC does not now maintain or contribute to, and has never maintained or contributed to, any employee pension benefit plan relating to or including the employees of the Business subject to the Employee Retirement Income Security Act of 1974.

4.17 Curtailment of Operations. Except as set forth on Schedule 0, no labor disputes or work stoppages involving the Business are pending or threatened which, either singly or in the aggregate, might have an adverse effect on the Business. Except as set forth on Schedule 0, to the Knowledge of AIC and Addlestone, no material customer of or supplier to the Business is involved in, or affected by, any dispute, arbitration, lawsuit, or administrative proceedings which might materially adversely affect the Business, operations, properties, assets or condition, financial or otherwise, of the Business.

     4.18 Employee Relations. AIC is not a party to a collective bargaining agreement and, to its and Addlestone's Knowledge, except as set forth on
Schedule 0, AIC is in compliance with all federal, state or other applicable laws, domestic or foreign, respecting employment and employment practices, terms and conditions of employment (including issues related to independent contractor status of personnel) and wages and hours, and AIC has not and is not engaged in any unfair labor practice. Except as set forth on Schedule 0, there have been no organization efforts by any trade unions within the last five years.

     4.19 Insurance. Schedule 0 lists all insurance policies maintained by AIC relating to the Business or the Owned Facilities, copies of which have been provided to RISCI, which cover the AIC Assets or the Business, the nature of such policies, the amount and types of coverage, and the name of the insurers and expiration dates. AIC has paid all premiums and other amounts due on such policies and will not cancel any insurance or permit any insurance to lapse or terminate prior to the Closing, provided, however, AIC shall not be responsible for the termination of any insurance by the insurer unless the cancellation was caused by the failure of AIC to pay any premiums or other amounts when due.

     4.20 Relationships. Except as described on Schedule 0, no officer or director of AIC possesses, directly or indirectly, any financial interest in, or is a director, officer, stockholder or employee of, any corporation, firm, association or business organization which is a manufacturer for, or client, supplier, customer, lessor, lessee, or competitor or potential competitor of, the Business. Except as described on Schedule 0, the Business is not indebted to any officer, director, partner, or employee of AIC or to any entity in which any such Person has a financial interest.

     4.21 No Material Changes Prior to Closing Date. Except for (i) the sale of Processed Inventory and (ii) the occurrence of an event of force majeure, up until the Closing Date, the Business will be operated without incurring any additional material liabilities or making any material disposition of assets.

     4.22 Broker's or Finder's Fees. No agent, broker, Person or firm acting on behalf of AIC or Addlestone is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by or under common control with any of the parties hereto, in connection with the Transaction.

     4.23 Employee Transition. Schedule 0 lists all employees of AIC who work or are customarily stationed at the Owned Facility, their term of employment, compensation history (including bonus, if any), benefits and accrued vacation and other amounts payable to each employee. As of the expiration of the day immediately preceding Closing Date, AIC will terminate all employees of the Business who work and are customarily stationed at the Owned Facilities who will not be hired by RISCI as indicated by the list delivered to AIC by RISCI in accordance with Section 0 hereof (the "Terminated Employees"), and will pay all compensation due the Terminated Employees on or before the seventh day subsequent to the Closing. RISCI will not be responsible for any salaried or hourly health and life insurance obligations incurred prior to the Closing for any Terminated Employee, nor for payment of claims to insureds, or payment of any premiums for coverage prior to the Closing Date. All liabilities of the Business to the Terminated Employees will be retained by AIC, including those accruing by reason of termination by AIC. RISCI shall have the right, in its sole discretion, to determine which of AIC's employees it will hire following the Closing.

     4.24 Environmental Matters. Except as may be provided in the Environmental Studies to be performed as contemplated by Section 0 of this Agreement, copies of which will be delivered to RISCI prior to the Closing as provided in Section 0, or disclosed on Schedule 0, AIC and Addlestone have no Knowledge of any environmental problems or Environmental Liabilities, contingent or otherwise, relating to the Business, the Owned Facilities or any contiguous realty.

     4.25 OSHA. Except as set forth on Schedule 0, AIC and Addlestone have no Knowledge that AIC is in violation of the Occupational Safety and Health Act of 1970, as amended.

     4.26 Disclosure. To the Knowledge of AIC and Addlestone, neither this Agreement nor any Schedule, Exhibit or certificate delivered in accordance with the terms hereof or any document or statement in writing which has been supplied by or on behalf of AIC in connection with the Transaction, contains any untrue statement of a material fact or omits any statement of a material fact necessary in order to make the statements contained herein or therein not misleading.

     4.27 Best Efforts. AIC and Addlestone will use their best efforts to obtain all permits, consents and approvals and take such other actions in order to complete the Transaction by the Closing Date. AIC and Addlestone will execute and deliver such instruments and take such other action as may be reasonable or appropriate to carry out the Acquisition and the intentions of this Agreement.

                                   ARTICLE 5

                      REPRESENTATIONS OF RISCI AND THE PARENT
                      ---------------------------------------

     As an inducement to AIC and Addlestone to enter into this Agreement and to complete the Transaction and with the knowledge that AIC and Addlestone will rely thereon, RISCI and the Parent jointly and severally represent and warrant to AIC and Addlestone the following (both as of the date hereof and as of the Closing Date):

     5.1 Due Incorporation and Qualification of RISCI. RISCI is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, and has the corporate power and lawful authority to carry on its business as now being conducted. On or before the Closing Date, RISCI will be duly qualified or otherwise authorized as a foreign corporation to transact business and will be in good standing in South Carolina.

     5.2 Due Incorporation and Qualification of the Parent. The Parent is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Colorado, and has the corporate power and lawful authority to carry on its business as now being conducted.

     5.3 Articles of Incorporation and Bylaws. Not less than three business days prior to the Closing Date, RISCI and the Parent will deliver to AIC true and complete copies of their respective Articles of Incorporation (certified by the Secretary of State of Colorado) and Bylaws (certified by its corporate secretary) as then in effect.

     5.4 Authority of RISCI and the Parent. RISCI and the Parent have full power and authority to execute and deliver this Agreement and the Closing Documents and to carry out the Transaction. The Closing Documents are valid and binding agreements of RISCI and the Parent, enforceable in accordance with their terms. No consent, authorization or approval of, or declaration, filing or registration with, any governmental or regulatory authority or any consent, authorization or approval of any other third party is necessary in order to enable RISCI and the Parent to enter into and perform its obligations under the Closing Documents, and neither the execution and delivery of the Closing Documents nor the completion of the Transaction will, with respect to RISCI and the Parent individually:

             (a) Be in violation of its Articles of Incorporation or Bylaws or constitute a breach of any evidence of indebtedness or agreement to which it is a party;

             (b) Cause a default under any mortgage or deed of trust or other lien, charge or encumbrance to which any of its property is subject or under any contract to which it is a party, or permit the termination of any such contract by another Person;

             (c) Result in the creation or imposition of any Security Interest upon any of its property or assets under any agreement or commitment to which it is bound;

             (d) Accelerate, or constitute an event entitling, or which would upon notice or lapse of time or both, entitle the holder of any indebtedness to accelerate the maturity of any such indebtedness;

             (e) Conflict with or result in the breach of any writ, injunction or decree of any court or governmental instrumentality;

             (f) Violate any statute, law or regulation of any juris-diction as such statute, law or regulation relates to it; or

             (g) Violate or cause any revocation of or limitation on any Permit.

     5.5     Consideration Stock.   (a) The Consideration Stock upon issuance
and the Parent Common Stock issuable upon conversion of the Consideration Stock, will be duly authorized, fully paid and non-assessable and not subject to any preemptive rights; (b) except for the Parent's currently outstanding Series C and Series D Convertible Preferred Stock, the Parent does not have outstanding any shares of preferred stock that have liquidation, dividend or other preference senior to the Consideration Stock; and (c) until the Consideration Stock is converted into shares of Parent Common Stock or re-deemed by the Parent, the Parent will not issue as consideration for the acquisition of any business or for the acquisition of an entity or the stock of an entity owning any business, a series of preferred stock that has a liquidation, dividend or other preference or restriction senior to the Consideration Stock.

     5.6 Broker's or Finder's Fees. No agent, broker, Person or firm acting on behalf of RISCI or the Parent is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by or under common control with any of the parties hereto, in connection with the Transaction.

     5.7 Disclosure. Neither this Agreement nor any Schedule, Exhibit or certificate delivered in accordance with the terms hereof or any document or statement in writing which has been supplied by or on behalf of RISCI or the Parent in connection with the Transaction, contains any untrue statement of a material fact, or omits any statement of a material fact necessary in order to make the statements contained herein or therein not misleading.

     5.8 Best Efforts. RISCI and the Parent will use their best efforts to timely apply for and obtain all permits, consents and approvals and to complete any due diligence deemed necessary by RISCI and the Parent in order to complete the Transaction by the Closing Date. RISCI and the Parent will execute and deliver such instruments and take such other action as may be reasonable or appropriate to carry out the Acquisition and the intentions of this Agreement.

                                   ARTICLE 6

                              REGULATORY COMPLIANCE
                              ---------------------

     6.1 Bulk Sales Compliance. RISCI and Parent hereby waive compliance by AIC with the provisions of the bulk sales or bulk transfer law of the State of South Carolina and AIC and Addlestone agree to indemnify and hold RISCI and the Parent harmless from any liability incurred as a result of the failure to so comply.

     6.2 Hart-Scott-Rodino Act. The provisions of the Hart-Scott-Rodino Act, 15 U.S.C. sections 18a, relating to antitrust review by the federal govern-ment, and any similar state statute, are inapplicable to the Transaction based upon information furnished by RISCI to AIC and by AIC to RISCI.

     6.3 The WARN Act. AIC will comply with the provisions of the WARN Act, 29 U.S.C. sections 2101, et seq., and any similar state statute, relating to notice to employees, if such provisions apply to the transaction contemplated hereunder.

     6.4 COBRA. AIC will comply with the provisions of COBRA, Pub. L. No. 99-272, 99th Cong., 2d Sess. (1987), and any similar state statute, relating to continuation of health benefits to employees as they apply to the Transaction.

                                   ARTICLE 7

                    COVENANTS TO BE PERFORMED PRIOR TO THE CLOSING
                    ----------------------------------------------

     The parties hereto covenant and agree that between the date hereof and the Closing Date:

     7.1 Environmental Studies. (a) On or before May 7, 1997, AIC will deliver to the Parent and RISCI updated and current ASTM Phase I and Phase II Environmental Site Assessments and Transaction Screen Process of the Owned Facilities and the Business prepared by Law Engineering and Environmental Services, Inc. which shall be attached hereto as Schedule 0 (the "Environmental Studies"). The cost of the Environmental Studies has been, is being and will be borne solely by AIC out of assets other than the AIC Assets, provided, however, that Parent and RISCI shall bear the cost of any additional testing work performed at their request that exceeds the ASTM testing or sampling requirements for the Environmental Studies provided for in this Section 0.

             (b) Upon receipt, the Parent and RISCI shall have ten business days to review the Environmental Studies.

             (c) If the Environmental Studies indicate that remediation is required to ensure that the business, real property, facilities and operations of AIC meet and comply with all environmental laws and regulations, Parent and RISCI shall have 30 business days after the delivery of the Environmental Studies to assess the nature and extent of such contamination and to retain an environmental engineering firm acceptable to Parent and RISCI to determine the cost of remediation. On or before 30 business days after delivery of the Environmental Studies, Parent and RISCI may either (i) terminate this Agreement without liability to any party; or (ii) elect to proceed with the Acquisition and assume responsibility for and the cost of remediation without reduction in the Purchase Price, with such assumption to survive the Closing.

     7.2 Title Insurance. Prior to the Closing, AIC will obtain a title insurance commitment, including obligations to issue endorsements as may be required by RISCI, with respect to the Owned Facilities, using a current South Carolina standard form of American Land Title Association Owner's Title Insurance Commitment issued by a title insurer satisfactory to RISCI in such amount as allocated by the parties on Schedule 0 to such real property, insuring title to such real property to be in RISCI as of the Closing Date, subject only to such exceptions and exclusions as provided in this Agreement or set forth on Schedule 0, or are acceptable to RISCI and insuring against all possible contractors', suppliers' and mechanics' lien claims. Such title commitment is to contain a complete copy of each easement, restriction, limitation, or condition of title which is referred to therein that burdens or benefits said real property. At the Closing, the costs and premium for the owner's policy of title insurance shall be paid by AIC out of assets other than the AIC Assets. RISCI and Parent shall pay the cost of any endorsements to the owner's policy of title insurance which may be requested by them and the cost of the mortgagee's policy of title insurance. When delivered, the title commitment shall be attached as Schedule 0.

     7.3 Survey. AIC will deliver to RISCI a survey of the Owned Facilities and will have such survey updated and re-certified to RISCI, any mortgagee of RISCI, and the title insurer issuing title insurance in the Transaction as provided in Section 0 above, at the cost and expense of AIC. When delivered, the Survey shall be attached hereto as Schedule 0.

     7.4 Assumed Contracts. AIC will use its best efforts obtain the written consent to the assumption by RISCI of each of the Assumed Contracts.

     7.5 Harmonics Issue. AIC, in cooperation with the appropriate Georgetown, South Carolina agencies, will contribute up to $75,000 to the cost to cure the electrical interference problem created by the operation of the Business at the Owned Facilities, commonly referred to as the "Harmonics Issue," provided, however, AIC will not be required to expend more than $75,000. If the cost to cure the Harmonics Issue exceeds $75,000, RISCI may either (i) elect to assume the cost in excess of $75,000 or (ii) terminate this Agreement.

     7.6 Conduct of Business. AIC shall conduct the Business in the Ordinary Course and in such a manner so that the representations and warranties contained herein shall continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date.

     7.7 Preservation of Business. AIC shall exert reasonable efforts consistent with its past business practices to preserve the Business, keep available the services of its present employees, consultants and agents, maintain its present suppliers and customers and preserve its goodwill. AIC will provide to RISCI a mailing list of all customers and a listing of their accounts within ten business days prior to the Closing Date, or at the earliest possible date prior to the Closing Date, to permit RISCI to send announcements to the customers on or after the Closing Date. Notwithstanding the foregoing, in no event shall RISCI have the right to send any announcements to customers prior to consummation of Closing.

     7.8 Notice of Events. AIC and Addlestone shall promptly notify RISCI and Parent with reasonable specificity of: (1) any event, condition or circumstance occurring from the date hereof through the Closing Date that would constitute a violation or breach of this Agreement; or (2) any event, occurrence, transaction or other item which would have been required to have been disclosed on any Schedule, Exhibit or statement delivered hereunder, had such event, occurrence, transaction or item existed on the date hereof, other than items arising in the Ordinary Course of Business which would not render any of the representations, warranties or other agreements of AIC or Addlestone materially misleading.

     7.9 Examinations and Investigations. (a) Prior to the Closing Date, during normal business hours between 8:00 a.m. and 5:00 p.m., Eastern Time, Monday through Friday, or such other hours as to which the parties mutually agree, RISCI and the Parent shall be entitled, through their employees and representatives, including counsel, lenders, appraisers and accountants, to make such investigation of the assets, properties, business and operations of the Business, and such examination and copies of the books, records and financial condition of the Business as RISCI and the Parent wish. RISCI and the Parent shall cause all such employees, representatives, counsel, lenders, appraisers and accountants to execute on behalf of themselves and their respective representatives agreements to keep all information so obtained confidential to the same extent as RISCI so agrees herein. No review, examination or investigation by RISCI or the Parent shall diminish or obviate any of the representations, warranties, covenants or agreements of AIC and Addlestone under this Agreement.

             (b) If this Agreement terminates: (1) RISCI shall keep confidential and shall not use in any manner any information or documents obtained from AIC concerning the Business or the AIC Assets, unless readily ascertainable from public or published information, or trade sources, or subsequently developed by RISCI independent of any investigation of the Business, or received from a third party not under an obligation to AIC to keep such information confidential, and (2) any documents obtained from AIC shall be promptly returned to it.

     7.10 Review of Revised Schedules and Information. At any time to Closing, AIC and Addlestone shall have the right to revise any schedule or make further disclosure, as well as to make any disclosure as herein provided or referenced and the Parent and RISCI shall have a period of ten business days to review any revised Schedule or further disclosure made by AIC or Addlestone solely with respect to the Schedule so revised or the new information so disclosed, provided, however, such ten day review period shall not apply to extend the Closing Date if the new information disclosed on any schedule or the further disclosure is not of a material nature adverse to RISCI in its reasonable determination and further provided that in any event the Closing Date will not be extended beyond July 14, 1997, unless the Parties agree otherwise.

     7.11 Retained Employees. No later than two business days prior to the Closing, RISCI shall deliver a list of the AIC employees that it shall retain and hire subsequent to Closing.

     7.12 No Negotiation by AIC or Addlestone. Between the date hereof and the earlier of (1) the Closing Date; and (2) the date of termination of this Agreement, neither Addlestone nor AIC shall, directly or indirectly:

             (a) Solicit, initiate or encourage the submission of inquiries, proposals or offers from any Person (other than RISCI and the Parent) relating to any acquisition or purchase of assets (other than Pro-cessed Inventory) of, or any equity interest in, the AIC Assets or any exchange offer, merger, consolidation, purchase of assets, liquidation, dissolution or similar transaction involving the AIC Assets (each, an "Acquisition Proposal");

             (b) Enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any Person (other than RISCI or the Parent and their representatives) any information with respect to the AIC Assets, other than in the Ordinary Course of Business; or

             (c) Otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any Person (other than RISCI and the Parent) to do or seek any of the foregoing.

     AIC and Addlestone will notify RISCI immediately if any such Acquisition Proposal is received or if any such discussions, negotiations or other events occur or are sought to be initiated, and such notice will set forth in detail the terms or other particulars thereof.

                                    ARTICLE 8

                     CONDITIONS PRECEDENT TO THE OBLIGATION
                     --------------------------------------
                         OF RISCI AND THE PARENT TO CLOSE
                         --------------------------------

     The obligation of RISCI and the Parent to enter into and to complete the Transaction is subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by RISCI and the Parent only in writing:

     8.1 Representations, Warranties and Other Agreements. The representations, warranties and other agreements of AIC and Addlestone contained in this Agreement shall be true on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date. AIC and Addlestone shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date. AIC and Addlestone shall have delivered to RISCI and the Parent certificates, dated the Closing Date, to such effect.

     8.2 Governmental Permits and Approvals. All permits and approvals from any governmental or regulatory body required for the lawful completion of the Transaction shall have been obtained and all transferable Permits shall be transferred to the name of RISCI.

     8.3 Third Party Consents. All consents, permits and approvals from parties to any contracts or other agreements that may be required in connection with the performance by AIC of its obligations under this Agree-ment or the continuance of such contracts or other agreements without material modification after the Closing Date shall have been obtained.

     8.4 Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body, or instituted or threatened by any governmental or regulatory body, to restrain, modify or prevent the carrying out of the Transaction or to seek damages or a discovery order in connection with such transactions, or that has or could reasonably be expected to have, in the opinion of RISCI or the Parent a materially adverse effect on the AIC Assets or the Business.

     8.5 Real Property. Except as set forth on Schedules 0 and 0, with respect to the Owned Facilities:

             (a) RISCI shall receive good and marketable title by special warranty deeds for the Owned Facilities in proper form for recording in the State of South Carolina;

             (b) The Owned Facilities shall be free and clear of any Security Interest, easement, covenant, or other restriction, except for installments of special assessments not yet delinquent and recorded easements, covenants, matters shown by the Survey attached as Schedule 0 and other restrictions which do not impair the current use or occupancy, or the marketability of title, of the property subject thereto;

             (c) There shall not be pending or threatened condemnation proceedings, lawsuits, or administrative actions of any type relating to the Owned Facilities, or other matters affecting adversely the current use, or occupancy thereof, including unpaid tap fees, contemplated special assessments or zoning changes;

             (d) The legal description for the Owned Facilities contained in the deed thereof shall describe the real property forming a part of the Owned Facilities fully and adequately. The building and improvements located within the boundary lines of the described parcel of land (1) shall not be in violation of applicable setback requirements, zoning laws, and ordinances, (2) shall not encroach on any easement which may burden the land, and described parcel of land not serve any adjoining property for any purpose inconsistent with the use of the land, and (3) shall not be located within any flood plain or be included in any wetlands or be subject to any similar type restriction for which any permits or licenses necessary to the use thereof shall have not been obtained; and

             (e) The Owned Facilities shall abut and have direct vehicular access to a public road, direct access to an operational railroad spur, or have vehicular access to a public road via a permanent, irrevocable, appurtenant easement benefiting the Owned Facility.

     8.6 No Material Adverse Change. There shall be no material adverse change in the Business or the AIC Assets taken as a whole, financial or otherwise, or, to either AIC's or the Addlestone's Knowledge, AIC's customers, regardless of reason, including those changes that are as a result of any legislative or regulatory change, revocation of any Permits, licenses or rights to do business, failure to obtain any Permit at the normal time or in the manner applied for by AIC, fire, explosion, accident, casualty, labor trouble, flood, riot, storm, condemnation or act of God or otherwise, and AIC shall have delivered to RISCI and the Parent a certificate, dated the Closing Date, to such effect.

     8.7 Removal of Shredder Residue. AIC shall have removed all Shredder Residue and other waste materials from the Owned Facilities.

     8.8 Transfer Documents. RISCI shall have received assignments and such other instruments of sale, transfer, conveyance and assignment transfer-ring all of the AIC Assets from AIC to RISCI, each substantially in correct and proper legal form to transfer assets under applicable law.

     8.9 Assignment of Contracts. AIC shall have delivered to RISCI writ-ten consents to the assignment or assumption of each of the Assumed Contracts as provided by Section 0.

     8.10 Release of Security Interest. AIC shall have satisfied all amounts due to NationsBank of South Carolina, N.A. such that the security interest described on Schedule 0 shall be fully released.

     8.11 Harmonics Issue. AIC and the appropriate Georgetown, South Carolina agencies shall have cured or determined a method to cure the Harmonics Issue as provided in Section 0, without any adverse impact on the operations of the Business.

     8.12 Subscription Agreement. The Parent shall have received from AIC the Subscription Agreement for the Consideration Stock in the form attached hereto as Exhibit B.

     8.13 Non-Competition Agreement. RISCI and the Parent shall have received from Addlestone, an executed Non-Competition Agreement in the form attached hereto as Exhibit C.

     8.14 Books and Records. RISCI shall have received the books, books of account, papers, records, correspondence and instruments of, or relating to, the AIC Assets and/or Business including, but not limited to, the information set forth in Section 0 above.

     8.15 Copies of Business Records. RISCI shall have received copies of the books of account, papers, records, correspondence and instruments of, or relating to, the AIC Assets and/or Business not stored or maintained at the Owned Facilities and reasonably requested by RISCI or its accountants prior to Closing. The receipt of such information shall not, in any manner, limit RISCI's right to access set forth in Section 0, below.

     8.16 Resolutions. There shall have been delivered to RISCI and the Parent a copy of the resolutions duly adopted by the board of directors and shareholders of AIC, authorizing and approving the execution and delivery by AIC of this Agreement, and the completion by AIC of the Transaction, certified by the secretary of AIC, dated as of the Closing Date.

     8.17 Certificates, Etc. of Addlestone and AIC. Addlestone and AIC shall have delivered all certified resolutions, certificates, documents or instruments with respect to AIC's authority and such other matters as RISCI's and the Parent's counsel may have reasonably requested prior to the Closing Date.

     8.18 Financing. On or before May 15, 1997, RISCI and the Parent shall have obtained a commitment for financing from the Lender to effect the purchase of the AIC Assets contemplated hereunder. If RISCI and the Parent shall not have obtained a commitment by May 15, 1997, then they shall give notice thereof to AIC no later than three business days subsequent to May 15, 1997; otherwise, they shall be deemed to have waived the provisions of this Section. Further, if such notice shall be given, AIC shall have the right to elect to terminate this Agreement and, in such event, the same shall be deemed terminated and such termination shall be in accordance with the provisions of
Section 0.

     8.19 No Sales or Use Tax Due. There shall be no sales, use or personal property tax or other similar tax payable by RISCI or the Parent as a result of the completion of the Acquisition.

     8.20 Payment of Accounts Payable. Within 60 days of the Closing Date, AIC shall have paid in full all of its outstanding accounts payable as of the Closing Date, other than amounts which are the subject of a bona fide dispute (the "AIC Payables").

     8.21 Approval of Counsel to RISCI and the Parent. All actions and proceedings hereunder and all documents or other papers required to be delivered by AIC hereunder or in connection with the completion of the Transaction, and all other related matters shall have been approved by Friedlob Sanderson Raskin Paulson & Tourtillott, LLC, counsel to RISCI and the Parent, as to their form, which approval shall not be unreasonably withheld or delayed.

                                    ARTICLE 9

                    CONDITIONS PRECEDENT TO THE OBLIGATION OF AIC
			---------------------------------------------
                              AND ADDLESTONE TO CLOSE
                              -----------------------

     The obligation of AIC and Addlestone to enter into and to complete the Transaction is subject to the fulfillment on or prior to the Closing Date (except for a sooner date, if so provided) of the following conditions, any one or more of which may be waived by AIC and Addlestone only in writing:

     9.1 Representations, Warranties and Other Agreements. The representations, warranties and other agreements of RISCI and the Parent contained in this Agreement shall be true on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. RISCI and the Parent shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date. RISCI and the Parent shall have delivered to AIC certificates, dated the Closing Date, to such effect.

     9.2 Governmental Permits and Approvals. All permits and approvals from any governmental or regulatory body required for the lawful completion of the Transaction shall have been obtained.

     9.3 Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body, or instituted or threatened by any governmental or regulatory body, to restrain, modify or prevent the carrying out of the Transaction, or to seek damages or a discovery order in connection with such Transactions, or that has or could reasonably be expected to have, in the opinion of AIC, a materially adverse effect on the assets, properties, businesses, operations or financial condition of RISCI or the Parent.

     9.4 Financing. Within three business days following May 15, 1997, RISCI and the Parent shall have delivered to AIC a copy of a written com-mitment for financing from the Lender to effect the purchase of the AIC Assets contemplated hereunder.

     9.5 Resolutions. There shall have been delivered to AIC and Addlestone a copy of the resolutions duly adopted by the boards of directors of Parent and RISCI, authorizing and approving the execution and delivery by RISCI and Parent of this Agreement, and the completion by RISCI and Parent of the Transaction, certified by the secretaries of RISCI and Parent, dated as of the Closing Date.

     9.6 Designations of Consideration Stock. There shall have been delivered to AIC and Addlestone a certified copy of the Certificate of Designations, Rights and Preferences of the Series E Convertible Preferred Stock of the Parent.

     9.7 Release from Assumed Contracts. AIC and Addlestone shall be released from liability under the Assumed Contracts pursuant to the assign-ments delivered under Section 0.

     9.8 Legal Opinion. AIC shall receive an opinion from counsel to the Parent concerning the issuance of the Consideration Stock in the Form attached hereto as Exhibit D. 0.

     9.9 Approval of Counsel to AIC and Addlestone. All actions and pro-ceedings hereunder and all documents or other papers required to be delivered by RISCI and the Parent hereunder or in connection with the completion of the Transaction, and all other related matters shall have been approved by Ansbacher and Schneider, P.A., counsel to AIC and Addlestone as to their form, which approval shall not be unreasonably withheld or delayed.

     9.10 The Purchase Price. RISCI and the Parent shall have paid to AIC the full Purchase Price for the AIC Assets and executed and delivered all documents related thereto.

                                   ARTICLE 10

                         ACTIONS TO BE TAKEN AT THE CLOSING
                         ----------------------------------

     The following actions shall be taken at the Closing, each of which shall be conditioned on completion of all the others and all of which shall be deemed to have taken place simultaneously:

     10.1 Transfer Documents. AIC shall deliver duly executed transfer documents and/or instruments of assignment.

     10.2    The Purchase Price.  RISCI shall deliver to AIC:

             (a)     the Cash Consideration; and

             (b)     the Consideration Stock.

     10.3 Subscription Agreement. AIC shall deliver to the Parent the Subscription Agreement.

     10.4 Non-Competition Agreements. Addlestone shall deliver to RISCI and the Parent a Non-Competition Agreement, duly executed by the parties thereto.

     10.5 Special Warranty Deed. AIC shall deliver a special warranty deed for the Owned Facilities in proper form for recording in the State of South Carolina.

     10.6 Contract Assumptions. AIC shall either (i) deliver the written consents to the assumption by RISCI of the Assumed Contracts, or (ii) if AIC or Addlestone will not be released from liability under the Assumed Contracts, the Parties shall execute assignment agreements reasonably satisfactory to the Parent, RISCI, AIC and Addlestone and containing, among others, the provisions set forth on Schedule 0

     10.7 Closing Certificate of AIC. AIC shall deliver to RISCI a closing certificate dated the Closing Date, in a form reasonably satisfactory to RISCI. Such certificate shall be signed on behalf of AIC by an executive officer of AIC.

     10.8 Closing Certificate of Addlestone. Addlestone shall deliver to RISCI a closing certificate dated the Closing Date, in a form reasonably satisfactory to RISCI.

     10.9 Closing Certificate of RISCI. RISCI shall deliver to AIC a closing certificate dated the Closing Date, in a form satisfactory to AIC. Said certificate shall be signed on behalf of RISCI by an executive officer of RISCI.

     10.10 Certificate Regarding Resolutions of AIC. AIC shall deliver to RISCI and the Parent copies of resolutions certified as required by Section 0.

     10.11 Certificate Regarding Resolutions of Parent and RISCI. The Parent and RISCI shall deliver to AIC and Addlestone copies of resolutions certified as required by Section 0.

     10.12 Legal Opinion. Counsel to the Parent shall deliver the legal opinion as required by Section 0.

     10.13 AIC Transition Agreement. The Parties shall execute the AIC Transition Agreement providing for the use of the AIC Offices and personnel for AIC matters for a reasonable period of time subsequent to Closing, in the form attached hereto as Exhibit E.

     10.14 Real Property Closing. As part of the Closing it is acknowledged that a settlement statement shall be separately prepared relating to the Owned Facilities, which settlement statement shall be prepared by the attorney for AIC at least one business day prior to the Closing. Normal closing adjust-ments shall be charged to the parties as follows:

             (a) Adjustments Charged to AIC. AIC shall be charged with the following expenses, which shall be reflected on the closing statement and shall be withheld from the Cash Consideration and be disbursed to the Person to which each such expense is payable:

             (1) Any amount necessary to satisfy and discharge of record any lien or encumbrance that is not an Assumed Liability, including the cost of recording or filing any necessary release or termination document;

             (2) Any and all real property taxes due and payable, it being agreed that all real property taxes and personal property taxes shall be prorated as of the expiration of the day immediately preceding Closing;

             (3) Any and all utility charges through the expiration of the day immediately preceding Closing Date;

             (4)     The cost of the Survey;

             (5) The cost of the title insurance policy for the Owned Facilities; and

             (6) Fees for documentary stamps due upon the recordation of the deeds from AIC to RISCI and the closing costs associated for the Owned Facilities which shall be paid by the RISCI and AIC in accordance with local custom for commercial real estate transactions.

     10.15 Titles to Vehicles, Machinery and Equipment. AIC shall deliver to RISCI duly executed titles to all vehicles, machinery and equipment included in the AIC Assets (provided such vehicles, machinery and equipment are titled) free and clear of any Security Interests.


                                  ARTICLE 11

              SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION
              -----------------------------------------------------------

     11.1 Survival of Representations and Warranties. All of the representations and warranties of the parties contained in this Agreement shall survive the Closing for a period of three years after the Closing Date with the exception of the representations and warranties contained in Section 0, which shall survive for a period of time which is equal to the statute of limitations period applicable to the respective Tax liability being asserted.

     11.2  Indemnity Agreements of AIC and Addlestone.

           (a) AIC and Addlestone, jointly and severely, shall indemnify, defend, reimburse and hold harmless RISCI and the Parent from and against any and all claims, demands, penalties, fines, liabilities, obligations, losses, settlements, damages, costs and expenses resulting from:

                   (1) any inaccuracy in, or breach of, any representation and warranty or nonfulfillment of any covenant on the part of AIC or Addlestone contained in this Agreement;

                   (2) any misrepresentation in or omission from or nonfulfillment of any covenant on the part of AIC or Addlestone contained in any other agreement, certificate or other instrument furnished or to be furnished to RISCI or the Parent by AIC or Addlestone pursuant to this Agreement;

                   (3) all federal, state, county, local, foreign and other taxes, including income taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, employment and payroll related taxes, property taxes and import duties, and any penalties or interest, whether or not measured in whole or in part by net income required to be paid by AIC or Addlestone relating to the Business through the Closing: (i) which are not paid by either AIC or Addlestone; (ii) which RISCI or the Parent pays; and (iii) for which the liabilities were asserted during the survival period set forth in Section 0, hereof;

                   (4) any and all negligence claims arising out of occurrences and events prior to the Closing;

                   (5) the violation or alleged violation by AIC or Addlestone of any Environmental Laws or any orders, requirements or demands of any governmental authorities related thereto, arising out of events or circumstances occurring on or before the Closing except as otherwise included herein as an Assumed Liability;

                   (6) the failure of AIC or Addlestone to comply with the bulk sales or bulk transfer law of the State of South Carolina;

                   (7)     any liability of AIC;

                   (8) any infringement claim related to any patent, invention, trade secret, trademark, service mark, trade name or copyright where the infringement alleged is related to products designed prior to the Closing unless subsequently modified by RISCI in a manner which renders the product to be infringing;

                   (9) any liabilities to employees of the Business terminated in accordance herewith and any future related actions;

                   (10) reasonable fees and disbursements of counsel incident to any of the foregoing;

provided however, (A) that the AIC and Addlestone shall not be required to indemnify RISCI and Parent until the aggregate amount of any such indemnification equals or exceeds $25,000, at which time the AIC and Addlestone shall indemnify and reimburse RISCI and the Parent for all such amounts incurred (including the first $25,000) and (B) that the aggregate amount of such indemnification by AIC and Addlestone and the only recourse of RISCI and Parent on the account of the indemnifications provided in this Section 0 shall be limited to the Consideration Stock or the proceeds thereof.

     11.3 Indemnity Agreement of RISCI and the Parent. RISCI and the Parent shall jointly and severally indemnify, defend, reimburse and hold harmless AIC and Addlestone from and against:

           (a) any and all claims, demands, penalties, fines, liabilities, obligations, losses, settlements, damages, costs and expenses pertaining to the AIC Assets and Business which arise from any event occurring on or after the Closing resulting from:

                   (1) any inaccuracy in, or breach of, any representation and warranty or nonfulfillment of any covenant on the part of RISCI or the Parent contained in this Agreement;

                   (2) any misrepresentation in or omission from or nonfulfillment of any covenant on the part of RISCI or the Parent contained in any other agreement, certificate or other instrument furnished or to be furnished to AIC by RISCI or the Parent pursuant to this Agreement;

                   (3) any liability of AIC arising out of the Assumed Contracts, unless such liability is due to the actions of AIC, or other action, events and occurrences prior to the Closing Date;

                   (4) the violation of any Environmental Law unless such violation is the result of events, actions, occurrences or the operation of the Business by AIC, or other actions, events or occurrences prior to the Closing Date;

                   (5) any liability for tort claims which are the result of actions, events, occurrences or the operation of the business by RISCI on or after the Closing Date;

                   (6) any liability or tort claims arising out of RISCI's use of the name "Addlestone International" for a period of six months after Closing; and

                   (7) reasonable fees and disbursement of counsel incident to any of the foregoing.

provided however, that RISCI and Parent shall not be required to indemnify the AIC and Addlestone until the aggregate amount of any such indemnification equals or exceeds $25,000, at which time the RISCI and Parent shall indemnify and reimburse the AIC and Addlestone for all such amounts incurred (including the first $25,000) and that, except for (i) any breach of the representations contained in Section 0 with respect to the Consideration Stock, (ii) the breach of any provision set forth in the Designation of Preferences, Limitations and Relative Rights of the Series E Convertible Preferred Stock of Recycling Industries, Inc. (copy of which is attached hereto as Exhibit A), or (iii) the breach of any of the provisions of the Subscription Agreement (copy of which is attached as Exhibit B), the aggregate amount of the indemnification obligation of RISCI and Parent shall not exceed $500,000.

     11.4  Indemnification Procedure for Third Party Claims.

           (a) The party seeking indemnification under this Article 11 shall give the party from whom indemnification is sought prompt written notice of the assertion of any third party claim of which said party has knowledge which is covered by the indemnity agreements set forth in Section 0 or Section 0, and the party obligated to indemnify will undertake the defense thereof by representatives chosen by the party seeking indemnification but acceptable to the party obligated to indemnify.

           (b) If the party obligated to indemnify, within a reasonable period of time after notice of any such claim fails to defend, the party seeking indemnification will have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the party obligated to indemnify, subject to the right of the party seeking indemnification to assume the defense of such claim at any time prior to settlement, compromise or final determination thereof.

           (c) Payment of Sums Due. After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction, or a settlement shall have been completed, or the parties shall have arrived at a mutually binding agreement, with respect to each separate third party claim indemnified by the party obligated to indemnify, the party seeking indemnification shall forward to the party obligated to indemnify notice of any sums due and owing (and the times when due) by the party seeking indemnification with respect to such claim and the party obligated to indemnify shall pay such sums to the party seeking indemnification in cash, within 30 days after the date of such notice or, if any such sums are due more than 90 days after the date of such notice, ten days prior to the date each such sums are due.

     11.5 Good Faith Efforts to Settle Disputes. Each of the parties agrees that, prior to commencing any litigation against the other concerning any matter with respect to which such party intends to claim a right of indemnification in such proceeding, such parties shall meet in a timely manner and attempt in good faith to negotiate a settlement of such dispute during which time such parties shall disclose to the others all relevant information relating to such dispute.

     11.6  Fees and Expenses.  Notwithstanding any other provision in this
Article 11, in the event of any dispute or controversy between any of the parties to this Agreement, the prevailing party in such dispute shall, in addition to any other remedies the prevailing party may obtain in such dispute, be entitled to recover from the other party all of its reasonable legal fees and out-of-pocket costs incurred by such party in enforcing or defending its rights hereunder, excluding any costs incurred under Section 0.

     11.7 Notice of Claims. No claim by any Party for indemnification under this Article 11 shall be valid unless the Party seeking indemnification provides written notice of such claim to the other Party on or before the expiration of the applicable survival period stated in Section 0. The liability of any Party for indemnification with respect to any claim for indemnification for which the indemnified Party has timely given notice pursuant to Section 0 shall continue until such liability for indemnification shall have been finally determined pursuant to this Article 11.

     11.8 Litigation Support. If, and for so long as, any party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (1) any transaction contemplated hereunder, or (2) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Business, the other party will cooperate with the contesting or defending party and its counsel in the contest or defense, make available its personnel and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party, unless the contesting or defending party is entitled to indemnification therefor under this Article 11.

                                  ARTICLE 12

                          TERMINATION OF AGREEMENT
                          ------------------------

     12.1 Termination. This Agreement may be terminated prior to or on the Closing Date as follows:

           (a) At the election of RISCI or the Parent at any time prior to Closing if:

                   (1) if any one or more of the material conditions precedent to the obligation of RISCI and the Parent to close has not been fulfilled as of the Closing Date, or if AIC or Addlestone has breached any material representation, warranty, covenant or agreement contained in this Agreement provided, however, AIC and Addlestone shall have, at the election of AIC and Addlestone, at least fifteen days' notice to cure any such breach and the Closing Date shall be extended by each day of such cure period;

                   (2) for matters reflected in the Environmental Studies as provided in Section 0;

                   (3) if the cost to cure the Harmonics Issue exceeds $75,000 as provided in Section 0;

                   (4) On or before May 15, 1997, RISCI and Parent's independent certified public accountant's determine that the financial statements of the Business cannot be audited in accordance with the requirements of the 1934 Act and the rules and regulations promulgated thereunder; or

                   (5) RISCI and Parent are unable to satisfy themselves that any Adverse Item will not have a material adverse effect on the operations of the Business; or

                   (6) RISCI and the Parent are unable to complete due diligence in a manner satisfactory to a company obligated to file reports under the 1934 Act or if they discover discrepancies in the books and records of AIC or any other matters unacceptable to them, in their sole discretion, during the Review Period.

           (b) At the election of AIC or Addlestone at any time prior to Closing if:

                   (1) any one or more of the material conditions precedent to the obligation of AIC and Addlestone close has not been fulfilled as of the Closing Date;

                   (2) AIC is unable to obtain any required consent to the assignment of any of the Assumed Contracts and such failure would constitute a breach of the Assumed Contract;

                   (3) RISCI or the Parent has breached any material representation, warranty, covenant or agreement contained in this Agreement; provided, however, RISCI and the Parent shall have at least fifteen days' notice to cure any such breach, except that in no event shall Closing Date be extended by virtue thereof; or

                   (c) At the election of any party to this Agreement, if any legal proceeding is commenced or threatened by any governmental or regulatory body or other Person directed against the completion of the Transaction and any of the parties, as the case may be, reasonably and in good faith deem it impractical or inadvisable to proceed in view of such legal proceeding or threat thereof.

           (d) At any time on or prior to the Closing Date, by mutual written consent of the parties; or

           (e) At any time after June 30, 1997 or as the Closing Date may be otherwise extended pursuant to Section 0 or Section 0, at the election of any Party.

     12.2 Survival. If this Agreement is terminated pursuant to Section 0, except as provided in Section 0, this Agreement shall become void and of no further force and effect, and none of the parties hereto shall have any liability in respect of such termination, except that any party shall be liable to the extent that failure to satisfy the conditions contained herein results from the intentional or willful violation of the representations, warranties, covenants or agreement of such party under this Agreement.

     12.3 Effect of Failure to Close. The rights of RISCI and the Parent to consummate the transaction contemplated by this Agreement shall terminate if RISCI and the Parent fail to consummate the Agreement on the Closing Date as herein provided.

                                  ARTICLE 13

                        CERTAIN ADDITIONAL AGREEMENTS
                        ------------------------------

     13.1 Public Statements; Confidentiality of Information. (a) No party will make any public disclosure (including, without limitation, disclosure to AIC's employees or customers) of this Agreement, the Acquisition, the Purchase Price or the other terms and conditions of the Transaction without the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld, provided that the foregoing shall not preclude any party from making any disclosure which, in the opinion of its or his counsel, is required to be made under applicable federal and state securities laws. In no event shall any disclosure be made without giving the other party an opportunity to comment on the proposed disclosure. Notwithstanding the foregoing, AIC shall be entitled to make such limited disclosures as may be required in order to attempt to satisfy the requirements of this Agreement. Illustrative of the foregoing would be providing information to secure title insurance commitment, survey and any and all consents and approvals required.

           (b) Subject to the Parent's obligation as a public company to issue appropriate public announcements of material events, and subject to this
Section 0 hereof, each party will maintain the confidentiality of all non-public information obtained from any other party.

     13.2 Expenses. Each party shall pay its own costs and expenses, including the fees and disbursements of its respective counsel, in connection with the negotiation, preparation and execution of this Agreement and the completion of the Transaction whether or not the Transaction is completed.

     13.3 Waivers and Consents. All waivers and consents given hereunder shall be in writing. No waiver by any party hereto of any breach or anticipated breach of any provision hereof by any other party shall be deemed a waiver of any other contemporaneous, preceding or succeeding breach or anticipated breach, whether or not similar, on the part of the same or any other party.

     13.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given only if and when: (1) personally delivered; or (2) three business days after mailing, postage prepaid, by certified mail; or (3) when delivered (and receipted for) by an overnight delivery service; or (4) when delivered by facsimile transmission for which prompt confirmation has been received from the receiving party, addressed in each case as follows:

If to RISCI or the Parent:

Thomas J. Wiens, Chairman and CEO
Recycling Industries, Inc.
Recycling Industries of South Carolina, Inc.
Inverness Drive South, Suite  211
Englewood, Colorado   80112
telephone:  (303) 790-7372
facsimile:  (303) 790-4252

With a copy to:

Gerald Raskin, Esq.
John W. Kellogg, Esq.
Friedlob Sanderson Raskin Paulson & Tourtillott, LLC
Glenarm Place, Suite 300
Denver, Colorado 80202
telephone:  (303) 571-1400
facsimile:  (303) 595-3159

If to AIC or Addlestone:

Mr. Nathan Addlestone
Addlestone International Corporation
Meeting Street
Charleston, South Carolina  29401
telephone:  (803) 577-9300
facsimile:  (803) 577-9290

With a copy to:

Lewis Ansbacher, Esq.
Ansbacher & Schneider, P.A.
Southpoint Boulevard, Suite 100
Jacksonville, Florida  32216
telephone:  (904) 296-0100
facsimile:  (904) 296-2842

A Party may change its address by notice to every other Party.

     13.5 Further Assurances. From and after the date of this Agreement, each of the parties hereto will cooperate with each other and will use its or his best efforts to obtain all necessary waivers and consents from third parties. AIC and Addlestone, at any time and from time to time on and after the Closing, upon request by RISCI or the Parent and without further consideration, shall take or cause to be taken such actions and execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such transfers, conveyances and assurances as may be reasonably requested by RISCI or the Parent for the better conveying, transferring, assigning, delivering, assuring and confirming the AIC Assets to RISCI.

     13.6  Retention of/Access to Business Records.   For at least five years
following the Closing Date, AIC shall retain all business records related to the AIC Assets or the Business not delivered to RISCI. During this period, from time to time on and after the Closing, upon reasonable request by RISCI or the Parent and without further consideration, AIC shall provide RISCI or the Parent access to or copies of said business records.

           (a) For at least five years following the Closing Date, RISCI shall retain all business records related to the AIC Assets or the Business and, during this period, from time to time on and after the Closing, upon reasonable request by AIC or Addlestone and without further consideration, RISCI shall provide AIC or Addlestone access in Charleston, South Carolina, to or copies of said business records. Furthermore, AIC may use the computer system and software located at the AIC Offices until May 15, 1998 without charge.

     13.7 Audit by RISCI and Parent. For a period of five years after the Closing, AIC and Addlestone shall give Parent and RISCI's independent certified public accountants full access to the financial books and records and shall fully cooperate with such accountants in conducting and completing any audits necessary to enable the Parent to meet the disclosure and financial reporting requirements of the 1934 Act and the rules and regulations promulgated thereunder.

     13.8 Entire Agreement. This Agreement, including all Schedules and Exhibits hereto, and the other Closing Documents constitute the entire agreement of the parties with respect to the subject matter hereof and may not be modified, amended or terminated except by a written instrument specifically referring to this Agreement signed by each of the parties hereto or as otherwise provided in this Agreement.

     13.9 Construction. In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" means including without limitation. Where appropriate to avoid any ambiguity and to encompass the broadest meaning, the word "and" shall mean "and/or," and the word "or" shall mean "and/or." The parties intend that the each representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter, regardless of the relative levels of specificity, which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

     13.10 Rights of Third Parties. All conditions of the obligations of the parties hereto, and all undertakings herein, except as otherwise provided by a written consent, are solely and exclusively for the benefit of the parties hereto and their successors and assigns, and no other Person or entity shall have standing to require satisfaction of such conditions or to enforce such undertakings in accordance with their terms or be entitled to assume that any party hereto will refuse to complete the Transaction contemplated hereby in the absence of strict compliance with any or all thereof, and no other Person or entity shall, under any circumstances, be deemed a beneficiary of such conditions or undertakings, any or all of which may be freely waived in whole or in part, by mutual consent of the parties hereto at any time, if in their sole discretion they deem it desirable to do so.

     13.11 Headings. The Table of Contents and Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     13.12 Governing Law. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the internal laws of the State of South Carolina, without regard to principles of conflicts or choice of law, except to the extent this Agreement, or any agreement to be entered into at the Closing, contemplates that the laws of Colorado will govern.

     13.13 Submission to Jurisdiction; Waivers. The parties each hereby irrevocably and unconditionally: (1) agree that any action or proceeding related to this Agreement shall be brought in, and hereby submits itself and its property to the jurisdiction of, the courts of the State of South Carolina located in Charleston County, South Carolina, the courts of the United States of America for the District of South Carolina, Charleston Division, and the appellate courts from any thereof; (2) consent to the venue of any such action or proceeding in any of said courts and waives any objection that it may have, now or hereafter, that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (3) agree that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the party against whom the action or proceeding is brought at its address set forth in Section 0, provided the same is permitted by the appropriate rules of the governing court.

     13.14 Parties in Interest. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law, by assignment to the Lender, or with the consent of the other parties. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     13.15 Counterparts and Facsimile Signatures. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a Party shall constitute a valid and binding execution and delivery of this Agreement by such Party. Such facsimile copies shall constitute enforceable original documents.

     13.16 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

     13.17 Corporate Authority. The undersigned have executed this Agreement with all requisite corporate authority.

     13.18  Time of Essence.  Time shall be of the essence hereof.

     13.19 Right to Store. AIC shall have the right to store on the Owned Facilities any Processed Inventory existing as of the Closing Date without any charge therefor for a period of six months following Closing. In addition, RISCI will, at the election of AIC, (i) permit AIC to load such processed scrap with AIC furnished equipment (but with fuel and operators supplied by RISCI) or (ii) RISCI will load the same for AIC for $1.00 per gross ton. This provision shall survive Closing.







[THE BALANCE OF THIS PAGE INTENTIONALLY LEFT BLANK]


IN WITNESS WHEREOF, the parties hereto have caused their names to be hereunto subscribed, all as of the day and year first above written.


                           "RISCI"

April 8, 1997              RECYCLING INDUSTRIES OF SOUTH CAROLINA, INC.



                           By:
                              ------------------------------------------------
                              Thomas J. Wiens, Chairman and CEO


                           THE "PARENT"

April 8, 1997              RECYCLING INDUSTRIES, INC.



                           By:
                              ------------------------------------------------
                              Thomas J. Wiens, Chairman and CEO


                           "AIC"

April 8, 1997              ADDLESTONE INTERNATIONAL CORPORATION



                           By:
                              ------------------------------------------------
                              Nathan Addlestone, President


                           "ADDLESTONE"



April 8, 1997              ---------------------------------------------------
                           Nathan Addlestone






                 LIST OF EXHIBITS

Exhibit A          Certificate of Designations, Rights and Preferences
                   of the Series E Convertible Preferred Stock of Recycling
                   Industries, Inc.

Exhibit B          Form of Subscription Agreement

Exhibit C          Form of Non-Competition Agreement

Exhibit D          Form of Parent's Counsel Opinion

Exhibit E          Form of AIC Transition Agreement





LIST OF SCHEDULES


Schedule 0          Owned Facilities - Legal Description
Schedule 0          Equipment
Schedule 0          Intellectual Property
Schedule 0          Office Assets
Schedule 0          Computer Software
Schedule 0          Contracts and Agreements
Schedule 0          Leases
Schedule 0          Excluded Assets
Schedule 0          Assumed Contracts
Schedule 0          Allocation of Purchase Price
Schedule 0          Title to Assets
Schedule 0          Tax Liens and Waivers
Schedule 0          Legal Compliance
Schedule 0          Permits
Schedule 0          Litigation
Schedule 0          Other Contracts
Schedule 0          Tangible Property
Schedule 0          Intellectual Property Exceptions
Schedule 0          Real Property
Schedule 0          Suppliers and Customers
Schedule 0          Curtailment of Operations
Schedule 0          Employee Relations
Schedule 0          Insurance Policies
Schedule 0          Certain Relationships
Schedule 0          Employee Information
Schedule 0          Environmental Matters
Schedule 0          OSHA Compliance
Schedule 0          Environmental Studies
Schedule 0          Title Commitment
Schedule 0          Survey
Schedule 0          Assignment Provisions